Exhibit 99.1

Alta Mesa Resources, Inc. STACK-Focused    Investor Presentation    October 2017

Disclaimer FORWARD-LOOKING STATEMENTS The information in this presentation and the oral statements made in connection therewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Silver Run II’s proposed business combination with Alta Mesa Holdings, LP (“Alta Mesa”) and Kingfisher Midstream, LLC (“KFM”), Silver Run II’s ability to consummate the business combination, the benefits of the business combination and Silver Run II’s future financial performance following the business combination, as well as Alta Mesa’s and KFM’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this presentation, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Silver Run II, Alta Mesa and KFM disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. Silver Run II cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Silver Run II, Alta Mesa and KFM, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput, uncertainties related to new technologies, geographical concentration of Alta Mesa’s and KFM’s operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, Alta Mesa’s and KFM’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements of Alta Mesa or KFM, the timing of development expenditures, managing Alta Mesa’s and KFM’s growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, title defects and limited control over non-operated properties and our ability to complete an initial public offering of the Kingfisher midstream business. Should one or more of the risks or uncertainties described in this presentation and the oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, Silver Run II’s, Alta Mesa’s and KFM’s actual results and plans could differ materially from those expressed in any forward-looking statements. RESERVE INFORMATION Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact Alta Mesa’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Estimated Ultimate Recoveries, or “EURs,” refers to estimates of the sum of total gross remaining proved reserves per well as of a given date and cumulative production prior to such given date for developed wells. These quantities do not necessarily constitute or represent reserves as defined by the Securities and Exchange Commission (the “SEC”) and are not intended to be representative of anticipated future well results of all wells drilled on Alta Mesa’s STACK acreage. USE OF PROJECTIONS This presentation contains projections for Alta Mesa and KFM, including with respect to their EBITDA, net debt to EBITDA ratio and capital budget, as well as Alta Mesa’s production and KFM’s volumes, for the fiscal years 2017, 2018 and 2019. Neither Silver Run II’s nor Alta Mesa’s and KFM’s independent auditors or Alta Mesa’s independent petroleum engineering firm have audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, none of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. In this presentation, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if our assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside our control. Accordingly, there can be no assurance that the projected results are indicative of the future performance of Silver Run II, Alta Mesa or KFM or the combined company after completion of any business combination or that actual results will not differ materially from those presented in the projected information. Inclusion of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved. USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures, including EBITDA and Adjusted EBITDAX of Alta Mesa. Please refer to the Appendix for a reconciliation of Adjusted EBITDAX to net (loss) income, the most comparable GAAP measure. Silver Run II, Alta Mesa and KFM believe EBITDA and Adjusted EBITDAX are useful because they allow Silver Run II, Alta Mesa and KFM to more effectively evaluate their operating performance and compare the results of their operations from period to period and against their peers without regard to financing methods or capital structure. The computations of EBITDA and Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. Alta Mesa excludes the items listed in the Appendix from net (loss) income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Alta Mesa’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Alta Mesa’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or non-recurring items. INDUSTRY AND MARKET DATA This presentation has been prepared by Silver Run II and includes market data and other statistical information from sources believed by Silver Run II, Alta Mesa and KFM to be reliable, including independent industry publications, government publications or other published independent sources. Some data is also based on the good faith estimates of Alta Mesa and KFM, which are derived from their review of internal sources as well as the independent sources described above. Although Silver Run II, Alta Mesa and KFM believe these sources are reliable, they have not independently verified the information and cannot guarantee its accuracy and completeness. TRADEMARKS AND TRADE NAMES Alta Mesa and KFM own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with Silver Run II, Alta Mesa or KFM, or an endorsement or sponsorship by or of Silver Run II, Alta Mesa or KFM. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Alta Mesa or KFM will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. 2

Table of Contents    I.    Introduction II.Company Overview III.Our Upstream Assets IV.Our Midstream Assets V.Financial SummaryMulti-Well Pad Drilling KFM Cryogenic Processing Plant VI.Valuation and Timeline Appendix 3

Introduction

Creation of a Pure-Play STACK Enterprise

- Silver Run II has agreed to merge with Alta Mesa and Kingfisher Midstream (collectively renamed Alta Mesa Resources, Inc.), creating a world class energy company with a high-quality, integrated, and concentrated asset base in the core of the STACK oil play
  - Anticipated closing of transaction in Q4 2017
  - Implied Firm Value of $3.8bn at $10 per share
- This transaction integrates premier upstream and midstream assets developed by a tenured executive team with unmatched complementary experience and track records

Pro Forma Organizational Structure



Alta Mesa Resources, Inc.: AMR
Jim Hackett, Executive Chairman
Hal Chappelle, President & CEO
Finance & Accounting
Upstream Operations
Kingfisher Midstream
Corporate Development
Land
Mike McCabe
Vice President and CFO
Mike Ellis
Founder and COO
Jim Hackett
COO
Tim Turner
Vice President
David Murrell
Vice President

Top 10 managers average >25 years industry experience and >12 years at Alta Mesa

5

Silver Run II Delivering on Investment Criteria

Upstream

- ✓ Economic significantly below current oil price
- ✓ High margin core basin with low field break-evens, and extensive inventory
- ✓ Multiple stacked pays
- ✓ High-quality assets with significant unbooked resource potential
- ✓ Opportunities to improve costs through technology
- ✓ Opportunity to expand through technology and acquisitions

Midstream

- ✓ Competitively-positioned assets that benefit from strong supply/demand fundamentals
- ✓ Expansion opportunities in rapidly growing basin
- ✓ Locked-in base returns through stable fee-based contracts
- ✓ Assets with return asymmetry from incremental volumes, moderate margin exposure, and/or organic growth projects
- ✓ Synergy with existing upstream portfolio

Combined upstream and midstream company allows for significant value uplift from financial optimization

6

Pure Play STACK Company    Capital efficient liquids upstream growth with value-enhancing midstream    World class upstream asset with long inventory of highly economic drilling locations —Highly contiguous ~120,000 net acres with substantial infrastructure in core of STACK—Oil-weighted resource with less than $30/BBL breakeven; >80% single-well rate of return1 —~4,2002 gross primary locations; 13,000+ possible in new acreage, down-spacing and additional zones —Oil-weighted production in early well life enhances present value (first month 2-stream production at 82% oil with 57% of the type well EUR oil produced in the first five years); consistent GOR profile —Industry-leading growth; 2-year expected EBITDA CAGR of 128%    Top-tier operator with substantial in-basin expertise and consistent well results —200+ horizontal STACK wells drilled across entirety of Kingfisher acreage instills confidence in type well EURs—Consistency and geographic breadth of well results affirms repeatability—Demonstrated ability to manage a large development program – average of 6 rigs running YTD 2017—Robust acquisition opportunities coupled with track record as an aggregator    Highly strategic and synergistic midstream subsidiary with Kingfisher Midstream —Flow assurance de-risks production growth —Purpose built system designed to accommodate third party volumes – currently 6 contracted customers with approximately 300,000 gross dedicated acres—Strategic advantage supporting acquisition of new upstream assets—Opportunity to monetize Kingfisher Midstream through a 2018 IPO, and fund upstream capital needs through IPO proceeds, future drop downs, and GP / IDR distributions    Financial strength and flexibility to execute business plan through the cycle; cash flow positive in 2019 —Team has demonstrated the discipline to survive and grow through cyclical downturns—Development plan is fully-financed    1 Osage type curves assume 17% royalty burden and $3.2mm D&C well cost. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs. Broker Consensus price deck.    7 2 Does not include additional undeveloped locations on ~20,000 net acres recently acquired in the Major County Acquisition.

Transaction Summary

Sources & Uses ($MM)

Sources	
Legacy Owners' Rollover Equity	$1,993
Silver Run II Cash Investment	999[1]
Riverstone Cash Investment[2]	600
Total Sources	$3,592
Total Cash Sources	$1,599

Uses	
Legacy Owners' Rollover Equity	$1,993
Cash to KFM Owners	800
Cash to Alta Mesa Balance Sheet & Interim Capex Funding	799
Total Uses	$3,592
Total Cash Uses	$1,599

Implied Firm Value ($MM)

Shares Outstanding	388.6
Share Price	$10.00
Equity Value	**$3,886**
Less: Cash	(551)
Plus: Debt	500
Firm Value	**$3,836**

Transaction Multiples	
FV / 2018E EBITDA ($543MM)	7.1x
FV / 2019E EBITDA ($1,019MM)	3.8x

Post-Transaction Ownership[3]



KFM Owners 14%
Legacy Alta Mesa Owners 37%
Riverstone 22%[2]
Legacy SRII Owners 27%

Ownership at Various Share Prices



27%
22
14
37
$10.00
27%
22
14
37
$11.50
26%
22
15
37
$14.00
26%
22
15
37
$16.00
25%
21
15
39
$18.00
24%
21
14
40
$20.00
Legacy Alta Mesa Owners
KFM Owners
Riverstone
Legacy SRII Owners

Minimal dilution to investors even when full earnout is realized at 2x transaction share price

Note: Sources & Uses includes estimates of transaction fees, debt at close, and other transaction closing adjustments, and is subject to change.

[1] SPAC capital net of deferred underwriting expense.

[2] Reflects Riverstone and related investment vehicles, and incudes $400 million of shares of Class A Common Stock and warrants to be purchased from Silver Run II under the forward purchase agreement dated as of March 17, 2017. Does not include additional $200 million commitment from Riverstone under a forward purchase agreement entered into in connection with the proposed transaction.

[3] Assumes none of legacy Silver Run II owners exercise their stockholder redemption rights and does not give effect to any shares of Class A Common Stock that may be acquired by the Alta Mesa or KFM sellers in connection with certain earn-out provisions in the applicable contribution agreements.

8

Transaction Metrics Imply a Highly Attractive Value Opportunity


Firm Value / 2018E EBITDA[1]
Firm Value / 2019E EBITDA[1]
Alta Mesa[2]
(20%) Discount
6.1x
7.4x
Alta Mesa
Peer Median
(94%) Discount
3.1x
6.1x
Alta Mesa
Peer Median
KFM[2]
(93%) Discount
7.3x
14.1x
KFM
Peer Median
(162%) Discount
4.2x
11.1x
KFM
Peer Median

[1] Alta Mesa peer set includes MTDR, DVN, XEC, LPI, RSPP, CLR, CPE, NFX. KFM peer set includes HESM, EQM, AM, NBLX. AMR peer set includes MTDR, DVN, XEC, LPI, RSPP, CLR, CPE, NFX, HESM, EQM, AM, NBLX, AR, EQT, CNX.
[2] Excludes equity promote.

9

Company Overview

Alta Mesa Resources     Focused on development and consolidation in the STACK Upstream MetricsContiguous Core Position in STACK Oil Window Net STACK Surface Acres~120,000 Current Production (BOE/D)~20,000 % Liquids69% Resource Potential (MMBOE)1>1,000 Breakeven Oil Price, $/BBL WTI< $30 Single-well IRR>80% CHK Gross Identified Base Locations14,196SD SDCHK CHKMRO CHK Operated STACK Hz. Wells Producing /167 / 205 Operated STACK Hz. Wells Drilled3NFXCHK 2017 YTD Average Rigs6AMR MROAMR DVNAMR Midstream MetricsDVN 60 / 3504DVNMRO Natural Gas Processing Current / YE 2017CLRDVNNFX MMCF/DNFX CLRMRO Pipelines300+ milesMRO CLRNFX Dedicated Acreage~300,000 grossDVN MRO MRO acres CLRMRO 50 MBBL with 6CLR Storage Capacityloading LACTs5Permits 180 DaysExisting KFM PlantCompressor StationKingfisher Midstream System 6 Source: Public Filings, Investor Relations. Note: All reserve figures per NYMEX strip pricing as of 12/31/2016 close; acreage as of 7/20/2017. 1 Does not include additional resource potential or undeveloped locations on ~20,000 net acres recently acquired in the Major County Acquisition. 2 Includes additional locations from downspacing in the Oswego, Meramec, Lower and Upper Osage formations as well as additional locations in the Big Lime, Cherokee, Manning, Chester, Woodford and Hunton formations. 3 Horizontal wells drilled as of 8/14/17 4 Includes 90 MMCF/D offtake processing contracted 3Q 2017. 5 Lease Automatic Custody Transfer units.11 6 Operators with 2 rigs or fewer running.

Progressive Execution through Cycles

Track record of growth in production, reserves, leasehold

Net STACK Acreage



40,587
44,506
73,512
102,466
~120,000
YE 2013
YE 2014
YE 2015
YE 2016
Current

Total Net Production (MBOE/D)[1]



100% CAGR
1.0
1.7
4.8
8.8
13.1
22.2
2012
2013
2014
2015
2016
June 2017

NYMEX Proved Reserves (MMBOE)[2]



102% CAGR
8.7
17.0
27.6
68.3
143.6
YE12
YE13
YE14
YE15
YE 16

Alta Mesa Footprint



- Disciplined acreage aggregation focused primarily on "bolt-on" acquisitions to increase contiguous position as STACK play has emerged
- Production has responded to systematic de-risking, delineation, and now development of acreage
- Proved reserves growth reflects significant continuity of producing acreage in Osage, Meramec, and Oswego

Source: Company data, Public Filings, IHS Herolds, RigData.

[1] Inclusive of Net Production from Bayou City JV. 2012 and 2013 data reflects occurrence date and not accounting date LOS, due to the reasoning that occurrence date method incorporated a change in NGL accounting; whereas accounting date LOS does not.

[2] Proved reserves based on NYMEX pricing. YE 2016 proved reserves as of 12/31/2016 close. 129.6 MMBOE YE 2016 proved reserves based on SEC pricing.

12

Strong Upstream and Midstream Fundamentals     High quality rock and robust rig activity Major U.S. Oil Plays – Breakeven Prices ($/BBL)1Alta Mesa Type Well IRR3 14366676103% .92% 1653132333434 . 7$$$ 0$ . 4272727 24$$$ $ 57% 82% ----73% OilAOil sin 2land A&BaBasin XYatearnes44% dBasK Mirem p-—Updipc ampa Wo lfcampmec e ssuredWattenbergWoodford STACKolfawMer Pr- XRLa ware l-4 re MesaCoreDeeDelFord W.S TACKBasin Core. WolfcaSCOOP CondenTrough$40.00/bbl / $2.50/MCF$50.00/bbl / $3.00/MCFBroker Consensus S ReevesNE AltaOvJaglGen 2.0 (59 wells) Gen 2.5 (95 wells) D KFM Acreage Dedications / Resource Allocations Breakdown5KFM Gas Inlet Volumes by Producer (MMCF/D) (‘000 of gross acres)% Alta69%52%55% Mesa(6) 175541 366639 393 193 86118 5022128239    Existing InfrastructureExpansionExisting + ExpansionAdditional Acreage2017E2018E2019E Under NegotiationAlta MesaOther Producers (Existing)Other Producers (Expansion) Source: BakerHughes, Wall Street Research. 1 Based on 15% IRR hurdle. Assumes gas price deck of 2017: $3.10/mcf; 2018: $2.99/mcf; 2019: $2.83/mcf; 2020: $2.82/mcf; thereafter: $2.83/mcf. 2 AMR breakeven price company prepared. Based on AMR 651 MBOE mean type curve. 3 Osage type curves assume 17% royalty burden and $3.2mm D&C well cost. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs. 4 Assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter). 5 Not inclusive of producer customers’ entire gross acreage position; additional gross acreage proximate to KFM available for gathering and processing services. Includes additional acreage to come and/or under negotiation.13 6Percentage of Existing Infrastructure shown.

KFM is Value Accretive to Alta Mesa

Vertical integration yields substantial strategic and financial benefits

Rapidly Expanding G&P Complex in the Heart of the STACK	• KFM is positioned to capture volume growth from the STACK • Acreage dedications / resource allocations of ~300,000 gross acres
Gathering, Processing and Market Access Support Production	• Total processing capacity is expected to be 350 MMCF/D in 4Q 2017, including 90 MMCF/D of additional offtake • Substantial firm transport to support future growth
Bundled Natural Gas Residue Solution Enhances Marketability	• KFM capable of providing takeaway solutions to end-markets today • KFM has secured firm takeaway capacity on PEPL and OGT
Competitive Advantage in Acquisitions	• KFM well positioned to serve other operators; major gas pipeline projects recently announced by others are more costly and less timely • Modern processing recoveries and priority residue access to premium markets should result in higher netbacks
KFM's Expansion Offers Complementary, High-Growth Development Project	• Expansion focused on the next stage of STACK development • Anchored by Alta Mesa acreage • Limited G&P infrastructure provides opportunity for KFM expansion • KFM involved in negotiations with anchor customers
Midstream Business Can Support Future Capital Needs	• Future opportunity to monetize KFM and fund upstream capital needs through an MLP IPO, drop downs, and GP / IDR distributions • Volumetric growth from third-party development provides upside • Attractive trading multiples and GP/IDR optionality / currency

14

Market Multiples for Midstream Higher than Upstream Alta Mesa owners to capture GP / IDR cash flow / multiple arbitrage         Illustrative Value Accretion from GP StructureIllustrative Midstream Value Creation ($MM)1 Potential to continue to benefit from cash flows through retained LP, GP, and IDR ownership interest 26.5x $5,477 $4,498$979 14.1x $2,102 $2,395 7.5x Upstream MedianMidstream MedianGP MedianValue of MarginMLP MultipleMLP ValueMultiplePotential in UpstreamExpansionExpansionMidstream Value (MLP + GP) Valuation Arbitrage Likely valuation uplift (multiple arbitrage vs. traditional peer group) 30.0x27.3x 25.6xGP Median: 26.5x TDA 25.0x I EB 20.0x E14.6x15.3xMidstream Median: 14.1x 8 15.0x13.7x 1 011.0x 2Upstream Median: 7.5x / 10.0x7.8x7.8x7.2x FV5.8x 5.0x 0.0x AMGPEQGPEQMAMHESMNBLXDVNXECCLRNFX Upstream4.9x5.6x8.1x6.8x Multiple MidstreamGPUpstream 1 Illustrative KFM future value expansion assuming KFM 2019E EBITDA of $318mm.15

Upstream Consolidation & Midstream Expansion Neighboring operators provide future upstream and midstream consolidation opportunities    Recent Major/Blaine County acquisition by Alta Mesa adds catalyst of ~20,000 dedicated acreage Offset operator activity in the Western STACK reflects compelling economics driving producer interest and investment KFM has identified and plans to capitalize on this midstream opportunity and is rapidly commercializing this growth initiative KFM is in the process of securing acreage dedications and other resource allocations in the Western STACK    16

Our Upstream Assets

Solid Well Results De-Risk Kingfisher Acreage

Representative wells across 11 townships



CO
KS
MO
Project Area
NM
OK
AR
TX
LA
N
Blaine
Kingfisher
Logan
Canadian
Oklahoma
Notable Horizontal Wells
Horizontal Wells
Key 2017 Wells
Updip Oil
Oil
Volatile Oil
Wet Gas
Fieldwide Units
Alta Mesa Acreage
Osage Structure
Nemaha Ridge Uplift

Key 2017 Alta Mesa Wells		
Well	**Target**	**IP30 (BOE/D)**
Aces High 1606 4-11MH	Osage	823
Coleman 1706 6A-9MH	U Osage/L Meramec	514
Dalwhinnie 1605 1-31MH	Osage	702
Fazio 1705 1-13MH	Osage	909
Hasley 1605 1-28MH	Osage	549
Huntsman 1506 2-23MH	Meramec	598
Macallan 1606 4-17MH	Osage	643
Odie 1606 1-12MH	U Osage/L Meramec	849
Peat 1606 1-26MH	Osage	522
Pollard 1605 3-2MH	Osage	507
Red Queen 1506 1-1MH	Osage	509
Shiner 1505 1-3MH	Osage	585
Speyside 1606 1-27MH	Osage	997
Yellowstone 1505 4-8MH	Osage	740

	Well Name[1]	Lateral Length	EUR (MBOE)[2]	EUR/'000 Lateral ft[2]	IP90 (BOE/D)	IP90 % Oil	IP90/'000 Lateral ft
	Operated						
1	Barbara 1706 3-22MH	4,812	579	120	346	82%	72
2	Beyer 4-6H	4,452	863	194	505	75%	113
3	Boecher 1706 4-19MH	4,832	574	119	560	72%	116
4	Bollenbach 1705 4-21MH	4,820	994	206	185	55%	38
5	Bollenbach 1705 6-30MH	4,795	1,198	250	436	92%	91
6	Brown 1706 6-27MH	4,850	839	173	316	76%	65
7	Clark 1705 5-12MH	4,657	827	178	615	85%	132
8	Cleveland 1805 2-26MH	4,645	686	148	451	77%	97
9	Dixon 1505 3-16MH	4,858	657	135	325	81%	67
10	EHU 219H	4,950	790	160	123	88%	25
11	EHU 220H	3,651	678	186	216	91%	59
12	EHU 235H	5,300	559	106	357	89%	67
13	Evelyn 1706 5-18MH	4,857	575	118	621	87%	128
14	Francis 1706 5-8MH	4,856	664	137	349	69%	72
15	Gilbert 1706 6-21MH	4,738	590	125	409	59%	86
16	Hawk 1906 7-13MH	4,813	540	112	216	80%	45
17	Helen 1605 5-33MH	4,620	652	141	331	77%	72
18	Hoskins 1705 2-9MH	4,693	932	199	507	85%	108
19	James 1706 5-26MH	4,748	738	155	352	79%	74
20	Lankard 1706 6-34MH	4,855	847	174	1,291	58%	266
21	LNU 16-2H	4,788	873	182	282	89%	59
22	LNU 49-4H	4,518	756	167	518	79%	115
23	Mad Hatter 1506 2-34MH	4,670	632	135	294	90%	63
24	Martin 1505 4-9MH	4,795	620	129	278	64%	58
25	Matheson 1705 5-10MH	4,765	729	153	448	79%	94
26	Mitchell 1806 2B-27MH	4,598	646	140	311	81%	68
27	Oak Tree 1605 2-30MH	4,744	813	171	634	69%	134
28	Oltmanns 1805 6-14MH	4,930	822	167	631	70%	128
29	Oswald 1705 6-28MH	4,815	1,144	238	278	66%	58
30	Pinehurst 1706 5-5MH	5,061	672	133	572	75%	113
31	Redbreast 1505 4-7MH	4,709	655	139	251	73%	53
32	Rigdon 17015 6-11MH	4,827	725	150	697	82%	144
33	Rudd 1605 2A-5MH	4,010	520	130	489	58%	122
34	Three Wood 1505 4-17MH	4,634	629	136	321	76%	69
35	Todd 1706 6-4MH	5,019	946	188	599	68%	119
36	Vadder 1805 2-12RMH	4,504	669	148	542	63%	120
37	Wakeman 1706 6-25MH	4,842	925	191	787	62%	162
38	Weber 1806 3-22MH	4,797	646	135	112	75%	23
39	White Rabbit 1506 2-27MH	4,811	633	132	428	91%	89
	Non-Operated						
40	Deep River 30-1MH	5,586	NA	89	324	41%	58
41	Holiday Road 2-1H	5,100	NA	67	153	85%	30
42	King Koopa 1606 2UMH-22	4,691	NA	83	380	60%	81
43	OOID 1OH-24	5,357	1,459	272	533	88%	99
44	Post 1706 1-30MH	4,919	456	93	461	66%	90
45	Ruzek 1H-3X	6,872	498	72	688	67%	100
46	Trifecta 1807 20H-14-1	4,346	662	152	555	92%	128

Source: Alta Mesa Year-End Reserve Report. For non-Alta Mesa operated wells, IHS Enerdeq.
Note: EURs based on NYMEX 2016 pricing. Does not include additional resource potential or undeveloped locations on ~20,000 net acres recently acquired in the Major County Acquisition.
[1] Includes 7 wells not operated by Alta Mesa. Includes wells operated by Chaparral, GST, MRO and NFX.
[2] 3-Stream EUR assuming 75.4 BBL/MMCF NGL yield and 15.9% shrink.

18

Alta Mesa Wells Among Top STACK Oil Producers

Top Cumulative Oil Producing STACK Wells

Osage/Meramec/Oswego STACK Public Operator Producing Wells (2012-2Q 2017)[1]



159
176
58
56
43
34
29
Newfield
Alta Mesa[3]
Devon/Felix
Marathon/Payrock
Continental
Cimarex
Chesapeake

Producing Wells of Selected Permian Operators (2012-2Q 2017)[2]



255
194
158
Diamondback
Parsley
RSP Permian

Number of Top 100 Wells in the Oil and Updip Oil Windows by Operator, Measured by 60-Day Cumulative Oil Production[4]



Woods
Major
Garfield
Kingfisher
Logan
Dewey
Blaine
Canadian
Mississippian Wells
Nemaha Ridge
Alta Mesa
Updip Oil
Oil



22
20
20
14
24
Alta Mesa
Marathon/ Payrock
Newfield
Devon/ Felix
Other

Source: IHS Enerdeq, Drillinginfo.
Note: Publicly disclosed Alta Mesa well include those assigned to Oklahoma Energy Acquisitions LP and Hinkle Oil & Gas Inc. There are 8 Alta Mesa wells classified as Mississippian Lime in the public data but are either Osage or Meramec.
[1] Based on publicly disclosed data for wells producing in Kingfisher, Blaine, Canadian, and S. Garfield counties. Excludes wells for which Woodford is primary target.
[2] Midland Basin wells only. The Midland Basin consists of Andrews, Dawson, Ector, Glasscock, Howard, Martin, Midland, Reagan and Upton counties.
[3] 176 wells online early September 2017.
[4] Top Osage/Meramec wells (excluding Oswego and Mississippian Lime) in Updip Oil and Oil window based on 60-Day Cumulative Oil Production (BBLS) per 1,000 Ft. of Lateral.

19

Low Cost Operator

Peer leader in operating cost and capital efficiency

Recycle Ratio[1]



4.0x
Illustrative KFM Margin Uplift
3.7x
3.4x
3.2x
3.1x
1.8x
1.7x
1.1x
0.8x
CLR
AMR
FANG
PE
RSPP
XEC
NFX
MRO
DVN

SEC Future Development Cost Per Proved Undeveloped BOE ($ / BOE)[2]



$6.33
$7.96
$8.53
$8.77
$8.89
$9.37
$10.02
$13.78
$24.21
AMR
XEC
CLR
PE
FANG
RSPP
NFX
MRO[3]
DVN[3]

Q2 2017 LTM LOE ($ / BOE)[4]



$3.00
$3.62
$3.74
$4.14
$4.22
With SWD credits
$2.02
$4.43
$4.71
$4.83
$6.86
XEC
NFX
CLR
PE
AMR[5]
MRO
FANG
RSPP
DVN
Alta Mesa
STACK Peers
Permian Peers

Source: Recycle Ratio and SEC Future Development Cost Per Proved Undeveloped BOE from Public Filings as of 4Q 2016. Peer LOE data from SEC filings and public press releases.
[1] Calculated as 4Q16 unhedged EBITDAX/BOE divided by organic F&D. Includes Q4 acquired BCE wells in calculation. Organic F&D defined as Future Development Costs / PUD volumes per SEC filings and excludes reserves added through acquisitions.
[2] Calculated as future development costs divided by proved undeveloped reserves. Shown as of 12/31/2016.
[3] MRO and DVN PUD F&D evaluated based on US assets only.
[4] Does not include gathering & transportation.
[5] LTM 6/30/2017 excluding nonrecurring expenses. Represents NE Kingfisher Hz only.

20

STACK Development

Early stages of development on de-risked Kingfisher acreage

Base Case Development Concept



1 mile
1 mile
150 ft
450 ft
550 ft
1,500'
1,500'
1,500'
750'
1,500'
Oswego/
Big Lime
Meramec
Osage

2017 Development Plan



Garfield
Kingfisher
2017 Development Plan Wells
Alta Mesa Acreage

Alta Mesa Development Strategy

- **Meramec/Osage –** Continue to optimize lateral spacing, landing zone, and completion; transition to development mode; accelerate infrastructure investments to stay ahead of pattern development
- **Oswego –** Continue operated and non-operated development
- **Manning –** Initiate horizontal program with one well on flowback; drill 3 wells by YE 2017
- **Acreage –** Continue bolt-on, farm-in, and pooling acquisitions
- **New Areas / Zones –** Delineate, de-risk and aggregate Blaine/Major County acreage; test horizontal potential of additional zones to increase inventory

21

Asset Value of AMR’s STACK Position ~$6B PV-10 Value in Identified Gross Locations before downspacing         753 Alta Mesa’s ~4,200 Identified Gross Drilling2,214 Locations are the primary436 focus of the near-term872 174 484 development plan488 2,24213,659 516 1,284 4848,238 3,7124,196 Meramec/OsageOswegoCurrent IdentifiedKingfisherKingfisher Current IdentifiedAdditionalMajor/BlaineMajor/BlaineOther AdditionalTotal Potential (12 WPS)(2 WPS)TargetedDownspacing Downspacing to and DownspacingFormations -Meramec/Osage Meramec/OsageFormationsLocations Locationsto 20 WPS 227 WPS 3 LocationsCurrent TestingPrimary LocationsDownspacing Locations Osage/MeramecOswegoBig LimeManningHuntonWoodfordOther4 NAV from Identified Drilling Locations ($MM) $1,564$5,752 $3,826$199$54($307) $417    Implied PV-10 Upside Area of FocusValue ($MM) Manning 1$484 2 Kingfisher Downspacingto 20 WPS1,233 3 Kingfisher Downspacingto 27 WPS1,294 Major/Blaine Meramec/Osage Primary Locations 1597 Major/Blaine Meramec/Osage Downspacing1251 5 Upside KFM Margin Uplift1,398 Big LimeUnspecified HuntonUnspecified WoodfordUnspecified CherokeeUnspecified ChesterUnspecified Total Upside Potential$5,258 Total Asset Value$11,010    PDPMeramec/OsageOswegoDrillCoKFM Margin UpliftNet Debt andBase Case Net OtherAsset Value Adjustments6    Note: PV-10 figures as of 7/1/2017. Reflects Generation 2.0 Type Curve. Assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter). Adjusted for transportation costs paid to KFM; excludes $1.25 / bbl oil transportation costs (“KFM Margin Uplift”). 1 Assumes ~$1.0mm average PV-10/Mississippian well and ~$0.6mm average PV-10/infill well based on current drill program. Major/Blaine value assumes 8 Mississippian base WPS, 4 Mississippian infill WPS, and 2 WPS in additional formations. 2 Low Risk downspacing of Meramec/Osage to 16 WPS (1,284 locations) and Oswego to 4 WPS (516 locations). 3 Additional downspacing of Meramec/Osage to 23 WPS (2,242 locations). 4 Other Formations include Cherokee and Chester. 5 KFM Margin uplift applied proportionately to Manning and Major/Blaine county development based on relative KFM Margin impact to base development and downspacing development opportunity. 6 Adjusts Assumes for net debt, hedges, pipeline, facilities and other capex, and G&A. Assumes 2018E Upstream G&A capitalized at 7.5x. Assumes pro forma net debt at transaction close based on Alta Mesa Q2 2017 revolver balance outstanding.22

Our Midstream Assets

Kingfisher Midstream Overview    Acreage Dedications     KFM Overview ·Current natural gas processing of 60 MMCF/D Cushing ~60 mi.– Year end processing capacity of 350 MMCF/D includes 90 MMCF/D offtake processing put in place during 3Q17 and completion of 200 MMCF/D cryo plant in 4Q17 ·300+ miles of pipelines, with another 68 miles under construction ·~300,000 gross dedicated acreage from Alta Mesa and third parties ·50 MBBL of storage capacity with 6 loading LACTs ·3 NGL bullet tanks: 90,000 gallon capacity ·1,200 BBL/D condensate stabilizer ·54 central delivery point receipt producer connections serve 188 units ·Over 7,000 gross locations associated with customers KFM EBITDA Estimates ($MM) $318 $184$63 $44 $42$255 $38$4$141 2017E2018E2019E Existing InfrastructureExpansion Alta Mesa & Third Party Average Throughput (MMCF/D) 639 393207 146193 8613118 5022128239 2017E2018E2019E Alta MesaThird Party (Existing)Third Party (Expansion) Alta Mesa & Third Party Year End Rig Count 32.533.5 22.59.09.0 6.012.512.5 9.5 7.011.012.0 2017E2018E2019E Alta MesaThird Party (Existing)Third Party (Expansion)    24

Strong Producer Commercial Commitments     Customer Acreage Positions Contracted Customers 14 year remaining term on fixed-fee natural gas and crude agreement 9 year remaining term on fixed-fee natural gas agreement 9 year remaining term on fixed-fee and POP natural gas agreement Life of Lease – fixed-fee natural gas agreement 10 year remaining term on fixed-fee and POP natural gas agreement 15 year remaining term on fixed-fee natural gas agreement Above represents committed acreage to KFM as well as gross acres surrounding existing agreements.25

KFM Will be Uniquely Positioned

MLP strongly supported by Alta Mesa organic production

1 Only Pure-Play STACK E&P Sponsored MLP
E&Ps with Public Midstream Affiliates



Bakken
HESS
OASIS
Antero
EQT
CHESAPEAKE
Appalachian Basin
RICE ENERGY
CONSOL ENERGY
Anadarko[1]
noble energy
DJ Basin
STACK
Anadarko
Permian
Barnett
noble energy
devon
Eagle Ford

2 AMR Leads Peer Group on Production Growth
2017E – 2019E Debt- Adjusted Production Growth per Share



82%
37%
31%
18%
16%
14%
13%
13%
10%
AMR
CPE
RSPP
CLR
XEC
NFX
MTDR
DVN
LPI

3 …And is Well Capitalized
Net Debt / 2018E EBITDA



NM
0.8x
1.9x
2.4x
2.5x
AMR + KFM
EQT
HES
NBL
AR

4 Driving Superior EBITDA Growth
Consolidated 2017E – 2019E EBITDA CAGR



128%
40%
33%
20%
19%
AMR+KFM
EQT
AR
HES
NBL

Integrated Upstream/Midstream Peers

[1] PDP value adjusted at $15,000 / BOE/D.
[2] Alta Mesa PDP value assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter). Excluding the Major County acreage, our adjusted $ / net acre is $17,158 / acre.

26

Financial Summary

Financial Strategy & Pro Forma Financial Impacts

Financial Strategy

Significant Financial Flexibility

- Visible path to positive free cash flow with fully-financed development plan
- Near-term production growth further de-risked by KFM takeaway capacity
- Pro forma for this transaction, financial flexibility in place to pursue opportunistic acquisitions with a goal toward consolidation of the STACK region

Maintain Conservative Balance Sheet

- Maintain conservative credit metrics of < 2.0x leverage through the cycle
- Preserve an optimal debt maturity profile
- Maintain simplified balance sheet

Protect Cash Flow

- Prudent capital budget focused on securing leasehold and developing existing acreage
- Ensure capital budget is flexible to future changes in commodities and/or service costs
- Continued rolling hedge strategy to protect revenues and support development program
- ~50% and ~13% oil hedged in 2018 and 2019 respectively, and ~22% gas hedged in 2018

Capitalization at Announcement

	Current			
($ in millions, unless specified)	Alta Mesa	KFM	Adjustments	Pro Forma
Cash and Cash Equivalents	$5	$28	$517[1]	$551
Revolving Credit Facility	269[2]	$0	(269)[2]	0
7.875% Senior Notes due 2024	500			500[3]
Total Debt	$769	$0	($269)	$500
Net Debt	763			(51)
Financial and Operating Statistics				
2017E EBITDA	$155	$42		$197
2018E EBITDA	358	184		543
2019E EBITDA	701	318		1,019
Credit Metrics				
Net Debt /				
2017E EBITDA				NM
2018E EBITDA				NM
2019E EBITDA				NM
Liquidity				
Expected Borrowing Base	$315	$200		$515
Less: Amount Drawn	269		(269)	0
Expected Borrowing Base Availability	$46			$515
Plus: Cash and Cash Equivalents	5			551
Liquidity	$52			$1,066

[1] Cash to balance sheet includes funding for interim cash needs until closing and anticipated transaction adjustments of $13mm.
[2] Current revolving credit facility balance as of 8/10/2017 does not include approximately $5mm of letters of credit.
[3] Change of control not triggered for 2024 Senior Notes upon execution of transaction.

28

Summary Financial Projections     ($ in millions unless otherwise noted) Average Net Daily Production (BOE/D)EBITDA(X)Capital Expenditures (excl. DrillCo Funds)2 $925 68,900$1,019 $63$171$785 2,003$35 $255$202$139 38,510$543$474 1,698$44$41 66,897$84 $141 20,841$701$552$611 54936,812$197 $4$358$349 20,292$38 $155 201720182019201720182019201720182019 Alta MesaDrill CoAlta MesaKFM (Existing)KFM (Expansion)Alta MesaKFM (Existing)KFM (Expansion) Free Cash FlowLiquidity3Forecast Total Wells by Year $195$948 $871239 $144207 $51$676 ($237)($233)120 ($83) ($189) ($320) ($422) 201720182019 201720182019201720182019 Avg.4 Rigs61011 Note: Assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter). 1 Hedges as of 9/25/2017. 2 DrillCo Funds is Bayou City JV deal. 3 Assumes borrowing base increase from $515mm to $665mm in 2018 and includes funding for interim cash needs until closing and KFM revolving credit facility. Assumes combined FCF deficit of ($118) mm from current until year-end 2017.29 4 Average 2017 YTD rigs.

Valuation and Timeline

Upstream Valuation Benchmarking         ($ in millions unless otherwise noted) Firm Value / 2018E EBITDAFirm Value / 2019E EBITDA 8.0x7.8x7.8x 7.5x7.3x7.2x 6.8x 6.3x6.3x6.2x6.2x 6.1x6.0x 5.8x 5.1x 4.6x4.4x 3.1x MTDRDVNXECLPIRSPPCLRCPEAMRNFXDVNXECLPICLRMTDRRSPPNFXCPEAMR Adjusted Firm Value / Net Acres2017E – 2019E Production CAGR $30,011 82% $22,063 $14,18043% $12,34433% 20%19%18%18%17%16% 6% GPOR / Vitruvian 1DVN / Felix 1AMR 2MRO / Payrock 1AMRCPERSPPMTDRARCNXEQTCLRNFXDVN PDP value adjusted at $15,000 / BOE/D. Alta Mesa PDP value assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter). Excluding the Major County acreage, our adjusted $ / net acre is $17,158 / acre. 31

Benchmarking KFM Against High Growth    G&P Peers ($ in millions unless otherwise noted) Firm Value / 2018E EBITDAFirm Value / 2019E EBITDA 15.3x14.6x 13.7x 11.0x11.7x11.3x11.0x 7.3x8.0x 4.2x HESMEQMAMNBLXKFM1EQMAMHESMNBLXKFM Midstream 2017E – 2019E EBITDA CAGRConsolidated 2017E – 2019E EBITDA CAGR 175%128% 47%40% 28%33% 27%26%20%19% KFMNBLXAMHESMEQMAMR+KFMEQTARHESNBL Integrated Upstream/Midstream Peers 32

Anticipated Transaction Timeline    Date    Event Late-September 2017 File preliminary proxy statement / marketing materials with the SEC October 2017 Transaction marketing Late-November 2017 Definitive Proxy mailed to shareholders of record December 2017 Anticipated closing 33

Appendix    Team

Our Strategic Vision: Premier STACK Operator    Disciplined Execution    Optimize returns on existing assets through technology and continuous learning    Minimize operating costs by leveraging infrastructure and operating team    Delineate and develop established productive zones – Big Lime, Manning, Cherokee sands, Woodford, Hunton    Develop KFM to support upstream business; capture third party revenue Expand STACK Position    Focus on the accretive acquisition of high quality acreage    Apply operational expertise to underperforming assets Leverage Competitive Strengths    Maintain fortress balance sheet to provide flexibility and optionality    Support development, acquisitions and third party business with strategic midstream operation    Integrated midstream will provide continuous valuation uplift    Alta Mesa Position in Expanding STACK/MERGE/SCOOP Area    Note: Wells drilled map as of August 2017.    35

Jim Hackett’s Track Record Under Mr. Hackett’s leadership as Chairman, President, and/or CEO of Anadarko from 2003 to 2013, Anadarko was transformed into one of the largest U.S. oil and gas producers, growing its market cap from approximately $12 billion to over $43 billion. Prior to Anadarko, Mr. Hackett was also a key contributor to the market outperformance of Devon Energy. Anadarko Public Market Outperformer (2003 – 2013) 300% 250% 240% 200% 150% 100% 50% 74% 0% (50%) Strategic Dec-03 Feb-05 Apr-06 Jun-07 Aug-08 Oct-09 Dec-10 Feb-12 Thought Leader Anadarko S&P 500 Index Ocean (Devon)1 Public Market Outperformer (1999 – 2003) 250% 200% 210% 150% 100% 50% 0% (17%) Benchmark for (50%) Mar-99 May-00 Aug-01 Oct-02 Dec-03 Operational Ocean (Devon)1 S&P 500 Index Excellence and Execution Created new mission for Anadarko in 2003, upgraded corporate leadership capabilities, rationalized and refocused the portfolio, improved technical and financial risk management tools and processes, and generated success through expansion into unconventional onshore and conventional offshore assets Applied leading-edge technology and processes in drilling, completions, and production Dynamic leader for years serving as President and COO of Devon Energy, Chairman, President and/or CEO of Ocean Energy, president of several midstream companies, responsible for Duke Energy and PanEnergy’s midstream and upstream businesses, and drove Anadarko’s midstream business consolidation and MLP/GP IPO – Western Gas Partners and Western Gas Resources Premier operator with some of the best production metrics in U.S. onshore, U.S. Gulf of Mexico, and offshore East Africa Source: FactSet. Note: An investment in Silver Run Acquisition Corporation II is not an investment in Anadarko or Devon. The results of Anadarko or Devon are not necessarily indicative of the future performance of Silver Run Acquisition Corporation II. 36 1 Chart displays Ocean share price performance until merger with Devon completed. Thereafter, chart shows Devon performance on a per-Ocean share basis.

High Caliber STACK Operating Team

Cohesive, tenured, scalable team producing world class results

Name	Position	Years at AMR	Years Experience
Hal Chappelle	President and CEO	13	30+
Mike Ellis	Founder and Chief Operating Officer	30	30+
Mike McCabe	VP and Chief Financial Officer	11	25+
Gene Cole	VP and Chief Technical Officer	10	25+
Kevin Bourque	VP, Mid Continent Operations	10	20+
David McClure	VP, Facilities and Midstream	7	15+
Tim Turner	VP, Corporate Development	4	30+
Dave Smith	VP, Geology, Geophysics & Exploration	18	30+
Ron Smith	VP and Chief Accounting Officer	10	30+
David Murrell	VP, Land	10	25+

Jim Hackett (former Anadarko CEO) to serve as Executive Chairman and Midstream COO

Robust Capabilities, Organizational Scale, Public Company Processes to Drive Long-Term Success

Operations (60 Employees) (40 Contractors)	Engineering & Geology (45 Employees)	Land (25 Employees)	Corporate / Finance & Accounting (50 Employees)

37

Alta Mesa Management

Jim Hackett

Executive Chairman and COO of Midstream

- Jim Hackett is a Partner at Riverstone and became a director of Silver Run II in 2017
- Prior roles include:
  - Chairman and CEO of Anadarko
  - President and COO of Devon Energy
  - Chairman, President and CEO of Ocean Energy
  - President of several midstream companies, as well as responsible for DCP Midstream and Western Gas Resources
- Director of Enterprise Products Holdings, Fluor Corporation, National Oilwell Varco, Sierra Oil & Gas, and Talen Energy
- Former Chairman of the Board of the Federal Reserve Bank of Dallas
- Holds a B.S. from the University of Illinois and a MBA/MTS from Harvard University

Hal Chappelle

President and Chief Executive Officer

- Hal Chappelle joined Alta Mesa as President and CEO in 2004 and became a director in 2004
- Developed Alta Mesa into a premier STACK operator, building a strong management and technical team
- Successfully navigated Alta Mesa through significant industry cycles, building the Company's oil assets in 2009-2010 and divesting of the company's gas assets in 2014-2016
- Over 30 years of industry experience in field operations, engineering, management, trading, acquisitions and divestitures, and field re-development
- Previously held roles at Louisiana Land & Exploration, Burlington Resources, Southern Company and Mirant
- Holds a Bachelor of Chemical Engineering from Auburn University and an M.S. in Petroleum Engineering from the University of Texas

Michael McCabe

Vice President and Chief Financial Officer

- Michael McCabe joined Alta Mesa in 2006 and became a director in 2014
- Raised private equity capital for Alta Mesa from Denham Capital in 2006, HPS Investment Partners in 2013, and Bayou City in 2015; successfully navigated Alta Mesa through two industry cycles
- Has over 25 years of corporate finance experience with a focus on the energy industry
- Previous management experience includes serving as President and sole owner of Bridge Management Group, Inc., a private consulting firm
- Mr. McCabe's leadership experience also spans senior positions with Bank of Tokyo, Bank of New England and Key Bank
- Holds a B.S. in Chemistry and Physics from Bridgewater State University, an M.S. in Chemical Engineering from Purdue University, and an MBA from Pace University

38

Alta Mesa Management

Michael Ellis

Founder and COO of Upstream Operations

- Michael Ellis founded Alta Mesa in 1987 after beginning his career with Amoco
- Served as Chairman and COO as well as Vice President of Engineering and has over 30 years of experience in management, engineering, exploration, and acquisitions and divestitures
- Built Alta Mesa's asset base by starting with small earn-in exploitation projects, then growing with successive acquisitions of fields from major oil companies
- Holds a B.S. in Civil Engineering from West Virginia University

Gene Cole

VP and Chief Technical Officer

- Gene Cole has served in the position of Vice President and Chief Technical Officer since 2015 and became a director in 2015
- Over 25 years of extensive domestic and international oilfield experience in management, well completions, well stimulation design and execution
- Started his career with Schlumberger Dowell as a field engineer and served in numerous increasingly responsible positions from 1986 to 2007
- Holds a B.S. in Petroleum Engineering from Marietta College

David Murrell

VP, Land and Business Development

- David Murrell has served as Vice President, Land and Business Development since 2006
- Over 25 years of experience in Gulf Coast leasing, exploration and development programs, contract management and acquisitions and divestitures
- Created a structured land management system for Alta Mesa and built a team of lease analysts, landmen, and field representatives to facilitate Alta Mesa's growth
- Holds a B.B.A in Petroleum Land Management from the University of Oklahoma

Kevin Bourque

VP, Operations

- Kevin Bourque progressed through several roles to the position of Vice President of Mid-Continent Operations in 2012 when we began STACK horizontal drilling program
- He joined Alta Mesa as a field engineer in 2007
- Led the growth of our mid-continent drilling and production operations as we expanded our presence in Oklahoma
- 10+ years of E&P operational experience with Alta Mesa
- 10+ years of project management and business management experience as the owner of his own company

Tim Turner

VP, Corporate Development

- Tim Turner joined Alta Mesa as Vice President of Corporate Development in 2013
- Over 30 years of industry experience including various operations, reservoir engineering and managerial roles with Sun Oil, Santa Fe Minerals, Fina Oil & Chemical, Total, Newfield Exploration, and Quantum Resources
- Led multi-disciplined A&D and asset teams
- Managed corporate reserves and planning functions
- Led business development and new ventures teams
- Holds a B.S. in Petroleum Engineering from the University of Texas and an MBA in Finance from Oklahoma City University

David McClure

VP, Facilities & Midstream

- David McClure has served as Vice President of Facilities and Midstream Operations since 2016
- From 2010 to 2016, he was Vice President for Louisiana Operations, leading a multi-disciplined team of engineers, regulatory, land, geoscience, and operations personnel in development of the Weeks Island field
- Previously held roles at ExxonMobil Production Company and Tetra Technologies
- Over 15 years of industry experience in field operations, facilities and subsea engineering, pipelines, and management
- Holds a B.S. in Chemical Engineering from Auburn University

39

Optimization, Delineation and Expansion

Systematic horizontal development and growth of contiguous acreage

1992 - 2013



Major
Garfield
Blaine
Kingfisher
Canadian
1992 - 2013 Wells
Alta Mesa Acreage

40,000+ Net Acres

1987
- Founded by Mike Ellis with ~$200K

1991
- Initial Sooner Trend acreage acquired from Conoco/Exxon/Texaco-operated units

2007-2012
- Drilled 27 vertical stratigraphic delineation wells within legacy acreage; defined robust Osage prospectivity in vertical wells
- Spud first two operated HZ STACK wells in December 2012

2014 - 2015



Major
Garfield
Blaine
Kingfisher
Canadian
2014 and 2015 Wells
Alta Mesa Acreage

73,000+ Net Acres

2013
- Progressed through first two completion designs (Gen 1.0 and Gen 1.5)

2014-2015
- Commenced aggressive STACK leasing/acquisition and accelerated STACK development, increasing from 4 operated rigs (37% of capex budget) to 70% of total capex budget
- Built STACK acreage from 40K to 70K+ acres through bolt-on acquisitions

2016 & 2017 Plan



Major
Garfield
Blaine
Kingfisher
Canadian
Existing KFM Plant
Compressor Station
2017 Development Plan Wells
Kingfisher Midstream System
Alta Mesa Acreage

120,000+ Net Acres

2016
- Production reached ~20 MBOE/D
- Drilled 100th STACK HZ well & first Gen 2.5 well
- DrillCo JV started, accelerated STACK drilling with 5 operated rigs
- Phase I of Kingfisher Midstream completed, with 60 MMCF/D processing plant, crude and gas gathering, transmission pipelines, 50,000 BBL/D crude terminal, and field compression

2017
- Increased to 6 STACK operated rigs (95% of capex budget)
- Phase II of KFM expected to be complete, which includes 200MMCF/D cryo plant expansion, gas gathering pipelines, field compression and high-pressure gas transmission pipelines

40

Appendix Well Performance

Focus: Optimize Stimulated Rock Volume Operational advancements with proven results    Completion Summary By Generation    Alta Mesa has advanced completion designs with each generation – leading to improved well response and economics: Number of stages increases with each generation as stage spacing decreases Average sand per stage has increased with each generation Total fluid per stage increases with each generation Continuously optimizing completions designs through reduced frac stage spacing for increased formation stimulation    Design Parameters    Gen 1.0 Gen 1.5Gen 2.0Gen 2.5CurrentFuture Avg Frac Stages1218243235 Avg. Stage Spacing (Ft.)340256194150140 Slickwater—Avg Total (BBLS/Ft.)2942566675 Sand—Total Avg. (Lbs/Ft.)3174576771,1931,500Improvement Frac Design TypePacker/SleeveHybridPlug/PerfPlug/PerfPlug/PerfFurther Flow Design TypeSlickwaterSlickwater Slickwater Slickwater Slickwater Packers TypeMechanicalHybridSwellSwellSwell Well Count1765995—    Goal: optimize stimulation 100to increase value / EUR 90 (MBO) 80 70 60 Production 50 40 30 Cumulative 20Flowback Rate-Controlled 10In Early Periods 0 061218 Production Month Type Curve by Generation2 MBO MBOE 714 652 472 149 183250 71 AverageAverageGeneration 2.0Generation 2.5Beyond Generation 1.0Generation 1.5Type CurveType CurveGeneration 2.5    1 Wells completed as of 8/16/17 2 Gen 1.0, 1.5, 2.0 based on Ryder Scott-audited Reserve Report. Excludes 9 wells with circumstances that will not be repeated due to unacceptable results: i) 4 wells with 660’ spacing in a high porosity area, ii) 3 child wells drilled between 2 parent wells without injecting water into the parent wells prior to frac, iii) 1 well which were shut in for more than 90 days after frac, iv) 1 well that fraced into a vertical well and the vertical well was not plugged in the Osage/Meramec.42

Completion Design

Focus on increasing stimulated reservoir volume

STACK Well Completion Strategy

- Progressed through testing multiple generations
- Highly fractured area benefits from "open-hole" design
- Targeting average lateral length of 4,800ft (one-mile)
- Drilling N–S orientation to intersect natural fractures
- Controlled flowback rate to optimize conductivity
- Generation 2.5 proppant loading is optimum at an average of 1,400 lb/ft; tested up to 2,100 lb/ft

Current Completion Design Targets

- 7" intermediate casing + 4.5" liner in lateral
- Open-hole swell packers; proppant loading of 1,400 lbs/ft
- 3 joints (casing) between packers defines 150ft stages
- 10,000 bbls of slick water per stage
- 100 bbl/min total fluid injection rate
- Cap flowback rate at 100 bbl/hr of total fluid

Average Total D&C Cost / Well ($MM)



Actual D&C
Target Pattern Test D&C
$5.1
$4.2
$4.7
$3.4
$3.4
$3.2
2012
2013
2014
2015
2016
Target Pad Drilling

Avg. Days Spud to TD	46	34	25	17	13	13

Average D&C Cost / Lateral Foot



Actual D&C
Target Pattern Test D&C
$1,359
$940
$1,074
$720
$713
$667
2012
2013
2014
2015
2016
Target Pad Drilling

Averages by Completion Generation

Stage Spacing



Average Stages
Stage Spacing (Ft.)
340
256
194
150
12
18
24
32
Gen 1.0
Gen 1.5
Gen 2.0
Gen 2.5
Stages
Stage Spacing

Proppant



Total Avg. Lbs. / Lateral Ft.
Total Proppant ('000 Lbs.)
317
457
677
1,275
1,339
2,128
3,122
6,078
Gen 1.0
Gen 1.5
Gen 2.0
Gen 2.5
Proppant Lbs./Lateral Ft.
Total Proppant

Fluid



Fluid / Lateral Ft.
Fluid / Stage
9,860
10,752
10,864
9,750
1,218
1,764
2,352
2,630
Gen 1.0
Gen 1.5
Gen 2.0
Gen 2.5
Fluid/Lateral Ft.
Fluid / Stage

Source: Company Data.

43

Cost-Advantaged Asset Base Infrastructure and basic well design mitigate cost inflation        Advantage Why It Matters 1 Allows for the elimination of additional strings of casing, liner Shallowertie-back, and reduces horsepower used during stimulation Targets Reduced drilling time and costs per well enhances capital flexibility and efficiencies 2 Reduces mechanical risk of completions vs two-mile One-mile Use less steel by utilizing smaller diameter pipe program Laterals Lower cost per foot to execute drilling and completions 3Naturally Heavier proppant loads not required Fractured Flexibility to use more commoditized proppant Formation Gross D&C1 ($MM) Lat. Length: 4.8k 4.8k 4.8k 5.0k 4.8k 5.0k 9.6k 9.8k 9.6k 10.0k    $ 12.0 $ 10.0 $ 8.0 $ 6.0 $ 4.0 $ 2.0 $ 0.0    AMR -MRMC/OSAGE (Gen 2.0) AMR -Average MRMC/OSAGE (Gen 2.5) D&C CHK—OSWEGO Cost DVN—MRMC SLNP / Lateral MRO—MRMC Foot DVN—UPPR MRMC NFX—MRMC SXL CLR—MRMC MRO—MRMC XEC—MRMC    Average Total D&C Cost/Well ($MM)    Actual D&CTarget Pattern Test D&CActual D&CTarget Pattern Test D&C $1,359 $5.1 $4.7 $4.2$1,074 $940 $3.4$3.4$3.5$3.2 $720$713$729$667 20122013201420152016Current AFE Target Pad20122013201420152016Current AFE Target Pad DrillingDrilling Avg. Days Spud to TD46342517131313 1 AMR Pad Drilling D&C only and does not include $300k of allocated facilities cost.44

Osage Interval of Meramec/Osage System

Osage produces across acreage, thickening to north and east

Summary

- 118 Generation 2.0+ wells with sufficient production history
- Average Generation 2.5 lateral length of 4,612'; Generation 2.0+ 4,767'
- Type Curve average 30-day IP 300 BOPD
- Type Curve average 180-day cumulative production of 75 MBOE
- Generation 2.5 Type Curve
  - 622 MBOE 2-Stream EUR; 714 MBOE 3-Stream EUR
  - 303 MBO, 1.6 BCF residue, 144 MB NGL
- Generation 2.0 Type Curve
  - 561 MBOE 2-Stream EUR; 652 MBOE 3-Stream EUR
  - 250 MBO, 1.6 BCF residue, 141 MB NGL
- Type Curves assume 16% Shrink and 75 bbl/MMcf NGL yield

Average Type Curve

— Gen 2.5 Type Curve

— Gen 2.0 Type Curve

Key Statistics	Gen 2.5	Gen 2.0
Initial Rate (BO/D / MCF/D)	200 / 500	200 / 500
Incline Period (oil / gas)	2 months / 4 months	2 months / 4 months
Peak Rate (BO/D / MCF/D)	400 / 900	350 / 900
b factor (oil / gas)	1.2 / 1.5	1.2 / 1.5
Initial Decline (oil / gas)	71% / 41%	72.6% / 41.2%
Lateral Length	4,800	4,800
2-Stream EUR (MBOE)	622	561
3-Stream EUR (MBOE)	714	652
Type Well IRR %[1]	87.2%	69.2%

Gen 2.0 Type Curve Cumulative Production



350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
CUMULATIVE GROSS PRODUCTION (BOE)
0
5
10
15
20
25
30
35
40
TIME (MONTHS)

Gen 2.5 Type Curve Cumulative Production



350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
CUMULATIVE GROSS PRODUCTION (BOE)
0
5
10
15
20
25
30
35
40
TIME (MONTHS)

Note: Production data normalized for 4,800' lateral length.

[1] NYMEX Strip as of 9/8/2017. Does not include $300k PAD D&C facilities costs. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs.

45

Meramec Well Delineated Across our Acreage Meramec produces across acreage, thickening to south and west         Summary Meramec Thickness in STACK with Vertical and Horizontal Meramec Producing Wells Meramec resource and production affirmed on Alta Mesa acreage by 100’s of vertical Meramec completions and newer horizontal wells Alta Mesa, Newfield, Devon, Marathon, Gastar, and Chaparral drilled >100 wells landed in Meramec portion of the Meramec/Osage in Alta Mesa footprint Alta Mesa patterns include Meramec and Osage landings Average Type Curve Results â’532 MBOE 2-Stream EUR; 615 MBOE 3-Stream EUR â’249 MBO, 1.4 BCF residue, 128 MB NGL Type Curve assumes 16% Shrink and 75 bbl/MMcf NGL yield Average Type Curve Cumulative Production 400 Meramec Type Curve 350Offset Well Results1 Key Statistics Meramec Offset Well Results Initial Rate (BO/D / MCF/D)170 / 296 300 Incline Period (oil / gas)2 months / 2 months Peak Rate (BO/D / MCF/D)500 / 1250 250b factor (oil / gas)1.2 / 1.5 (MBOE)Initial Decline (oil / gas)80% / 56% Lateral Length4,800 2002-Stream EUR (MBOE)532 oduction3-Stream EUR (MBOE)615 rType Well IRR %278.1% P Cum150 s os Gr100 50    0 Note: Production data normalized for 4,800’ lateral length. 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23    1 Offset results based on Meramec wells drilled in the Updip Oil window of Kingfisher County since 2014. 2 Time (Months) NYMEX Strip as of 9/8/2017. Does not include $300k PAD D&C facilities costs. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs.    46

Oswego a Significant Regional Producing Zone Development expected across most of Alta Mesa acreage    Oswego Formation Thickness in STACK with     Oswego vertical main field pay in legacy Alta Mesa acreage Vertical and Horizontal Oswego Producing Wells Alta Mesa, Chesapeake, Chaparral, and other operators actively targeting Oswego Typical well performance demonstrates shallower declines with lower IP rates and much higher oil component Oswego well costs typically lower than Meramec/Osage Average Type Curve Results â’233 MBOE 2-Stream EUR; 243 MBOE 3-Stream EUR â’200 MBO, 0.2 BCF residue, 15 MB NGL Type Curve assumes 16% Shrink, 75 bbl/MMcf NGL yield Average Type Curve Cumulative Production 400Key Statistics Type CurveInitial Rate (BO/D / MCF/D)320 / 320 Incline Period (oil / gas)none 350Offset Well Results1Peak Rate (BO/D / MCF/D)320 / 320 (MBOE)Oswego Offset Well Resultsb factor (oil / gas)1.2 / 1.2 Initial Decline (oil / gas)72% / 72% 300Lateral Length4,800 oduction2-Stream EUR (MBOE)233 r3-Stream EUR (MBOE)243 P Cum250Type Well IRR %256.7% oss r G200 150 100 50 0 0 12 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32    Note: Production data normalized for 4,800’ lateral length.Time (Months) 1 Offset results based on Oswego wells drilled in the Updip Oil window of Kingfisher County since 2014.47 2 NYMEX Strip as of 9/8/2017. Doesnot include $300k PAD D&C facilities costs. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs.

High Early-Period Oil, Low Water Cut Drive Value

Consistent Meramec/Osage GOR behavior

Product Weighting Over Time

- Approximately 57% of oil, 38% of natural gas liquids, and 38% of natural gas produced in first five years -- enhancing early revenue per unit and resulting economics. Ten year recoveries are 73% oil, 58% NGL's, 58% gas
- GOR increases over time from approximately 0 MCF/BBL to approximately 5 MCF/BBL at year one to approximately 10 MCF/BBL at 5 years, consistent with historic vertical well production
- In month one, 2-stream production is 82% oil, 3-stream production is 85% liquids
- In year one, 2-stream production is 66% oil, 3-stream production is 70% liquids
- Average 2-stream 50% oil point near end of year 2, 3-stream production remains above 50% liquids life of well
- Water-oil ratio rapidly declines from ~5 once oil begins in early flowback to ~1.5 after 12 months

Projected Oil and Liquids Content[1]


CUM OIL
Oil %
% Liquids
STREAM %
CUM OIL PRODUCTION, MBBLS
MONTHS
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
200
180
160
140
120
100
80
60
40
20
0
0
12
24
36
48
60
72
84
96
108
120

Average GOR Behavior[1]


CUM MMCF
GOR
GOR, MCF/BBL
CUM GAS PRODUCTION, MMCF
MONTHS
12
10
8
6
4
2
0
1,200
1,000
800
600
400
200
0
0
12
24
36
48
60
72
84
96
108
120

Water Type Curve


Daily Wtr
Water/Oil Ratio
WATER/OIL RATIO, BBL/BBL
WATER PRODUCTION, BBLS/DAY
MONTHS
6
5
4
3
2
1
0
1,400
1,200
1,000
800
600
400
200
0
0
12
24
36
48
60
72
84
96
108
120

Source: Ryder Scott-audited Reserve Report, Company data.

[1] LNU17N06W02A Miss well (Ryder Scott-audited Reserve Report).

48

Appendix Geology

Sooner Trend Petroleum System

Ideal for horizontal development in multiple horizons

Oklahoma Oil & Gas Fields


Garfield
Sooner Trend Field
Nemaha Fault System
Major
Blaine
STACK
Kingfisher
Canadian
OKLAHOMA

- Significant system of petroleum reservoirs in eastern Anadarko, defined by 1000s of vertical wells
- Natural fracturing extensive, east-west orientation of near-vertical fractures intensifies near Nemaha Fault
- Osage/Meramec co-produce in ~500 ft thick section
  - ✓ average 35 MMBO oil in place in our footprint
  - ✓ favorable rock properties in siliceous Osage and silty/shaly Meramec limestones extend across Sooner Trend in Kingfisher & Major counties
- Oswego/Big Lime ~120 ft fractured oolitic limestone
- Manning ~90 ft fractured limestone / limy sandstone
- Woodford Shale 50-150 ft

Simplified Stratigraphy of Major STACK Targets in Kingfisher County


SW
NE
Updip Oil Window
Penn
Mississippian
Oswego
Pre-Pennsylvanian Unconformity
Chester Shale
Meramec
Osage
Woodford Shale
Hunton
Sylvan Shale
STACK PLAY TESTED HORIZONTAL TARGETS
Osage/Meramec True Dip 1 degree SW
Cross Section Location Map
Kingfisher County

50

Stacked Pay: Oswego, Osage/Meramec Prominent Oswego, Osage, and Meramec consistent east to west; Manning in northwest West A East A’ Big Lime Penn—Cherokee Oswego Manning Chester Unc. A A’ Chester Shale Meramec Unconformity Upr Meramec Lwr Meramec Upr Osage Lwr Osage Woodford Hunton Pre-WDFD Unc. 51

Significant Oswego, Osage/Meramec Section Consistent thickness east to west West B East B’ Big Lime Oswego Penn—Cherokee Chester Unc. Chester Shale Meramec Unconformity Upr Meramec Lwr Meramec B B’ Upr Osage Lwr Osage Woodford Pre-WDFD Unc. Hunton 52

Significant Oswego, Osage/Meramec Osage & Woodford prominent, thickening to the north; Manning in north North C South C’ C Manning Chester Shale Meramec Unc. Upr Meramec Lwr Meramec C’ Upr Osage Lwr Osage Pre-WDFD Unc. Hunton Woodford 53

Appendix STACK Development

Significant Activity in Alta Mesa “Neighborhood” Prominent operators active in Updip Oil Window adjoining Alta Mesa    Permits 180 Days SD SD SD CHK CHK CHK MRO CHK DVN NFX CHK AMR DVN AMR MRO AMR DVN MRO DVN DVN CLR NFX NFX MRO CLR MRO CLR NFX DVN MRO MRO CLR MRO 1 CLR    Source: IHS Enerdeq, HPDI.     Note: Represents a combination of current and recent rig activity. 1 Operators with 2 rigs or fewer running.55

STACK Shifting from Delineation to Development Leading STACK operators plan for multi-well / multi-bench patterns Recent Increased-Density Filings in Meramec/Osage and Oswego Drilling Units 56

Well Spacing Optimization on De-Risked Acreage

DVN, CLR, MRO, NFX and AMR aggressively defining optimum spacing

Alta Mesa is the Leader in the Oil Window with Successful Long Life Spacing Tests

Newfield—Stark Pilot, 10-well Spacing Test Upper/Lower Meramec

Newfield—Raptor-X Pilot, 6-well Spacing Test 880' Upper/Lower Meramec

Continental—Ludwig Pilot, 8-well Spacing Test (74%oil) 1,320' Upper/Lower Meramec

Continental—Blurton STACK Pilot, 8-well Meramec/4-well Woodford Test 1,320' Upper/Lower Meramec

Continental—Bernhardt STACK Pilot, 8-well Meramec/4-well Woodford Test 1320' Upper/Lower Meramec

Continental—Verona STACK Pilot, 8-well Meramec/4-well Woodford Test 1,320' Upper/Lower Meramec

Newfield—Dorothy Pilot, 5-well Spacing Test 1,050' Upper/Lower Meramec

Continental—Gillilian STACK Pilot, 8-well Meramec/4-well Woodford Test 1,320' Upper/Lower Meramec

Devon—Born Free, 13-well Spacing Test 400' Upper/Lower Meramec

Cimarex—Gundy, Future 10-well Spacing in Meramec/9-well Spacing in Woodford 550' Upper/Lower Meramec



Nemaha Ridge Uplift
Well Tests
Alta Mesa
Alta Mesa & NFX
Alta Mesa & MRO
Chaparral
Cimarex
Continental
Devon Energy
Gastar
Longfellow
Marathon
MRO & NFX
Newfield
Garfield
Kingfisher
Logan
Blaine
Canadian
Oklahoma
Alta Mesa Optimization of Well Spacing
0 1.75 3.5 7 Miles

Alta Mesa—4-well Spacing Test EHU 237, 239, 240, 241 S9-19N 6W Lower/Middle Osage, 1,500'

Alta Mesa—4-well Spacing Test EHU 230, 231,232, 233 S6-18N 6W Lower/Middle Osage, 660'

Alta Mesa—5-well Spacing Test LNU 15-4, 15-5, 16-2,16-3, 16-4 Lower (1,320')/Middle (1,200') Osage

Alta Mesa—10-well Spacing Test Bullis – Coleman Pattern S9 17N 6W Lower/Middle (932') Osage; Lower Meramec

Alta Mesa—3-well Spacing Test Borelli – Dodd Pattern S8-17N 5W Lower/Middle (1,500') Osage

Alta Mesa—3-well Spacing Test Oswald Pattern S28-17N 6W Lower/Middle (1,500') Osage

Newfield—Chlober, 5-well Spacing Test 1,050' Upper/Lower Meramec

Marathon—Yost, 6-well infill Spacing Test Meramec

Devon - Pump House, 7-well Spacing Test 2,200 lbs/ft proppant, 4,700' laterals Upper Meramec

Alta Mesa – 4 Well Spacing Test Huntsman Pattern S23-15N 6W 1,200 ft. spacing Osage and Meramec

Devon—Alma, 5-well Spacing Test IP60 1,300boed, Upper/Lower Meramec

Source: 1Derrick, IHS, Drilling Info and Company Presentations.

57

STACK: A Significant Petroleum System Additional development potential in multiple stacked pay zones    Alta Mesa Existing Development    Over 800 days of strong well performance at spacing of 1,200’—1,500’ At least three target landing zones in Osage/Meramec — a continuous 550’ section — and one additional in Oswego Identified Meramec/Osage locations represent average 8% OIP recovery Existing spacing tests at 660’ show full development potential 660’ spacing tests have more than 200 days of online production    Additional Zones    Eight zones have proven hydrocarbon production from vertical wells Chester Shale offers added potential Alta Mesa and others have already drilled successful Red Fork, Big Lime, Oswego, Meramec, Osage, Woodford, and Hunton horizontal wells in STACK Additional formations have strong vertical production history Drilling days expected to remain similar across the various formations Alta Mesa beginning Manning de-risking in northern Kingfisher with 3-4 wells in 2017        Potential 55 Wells per Section Type LogDown-Additional FormationIdentifiedTotal spacingFormations Big Lime44 Oswego224 Cherokee Shale Prue Sand44 Skinner Sand Red Fork Sand Manning Lime44 Chester Shale44 Meramec448 437 Osage 448 Woodford Shale88 Hunton Lime44 Total14132855    58

Substantial Inventory of Drilling Locations

	Identified Drilling Locations		Prospective Drilling Locations				Combined
	Locations	Average Working Interest (%)	Other Formations Locations	Downspacing Locations	Total Locations	Average Working Interest (Including Downspacing Locations) (%)	Total Locations
Operated:							
Osage..............................	1,196	72%	--	1,141	1,141	73%	2,337
Meramec..........................	676	74%	--	676	676	74%	1,352
Oswego..........................	203	75%	--	206	206	81%	409
Manning..........................	--	--	168	--	168	75%	168
Other Formations.............	--	--	1,327	--	1,327	70%	1,327
Total Operated......	2,075	73%	1,495	2,023	3,518	73%	5,593
Drilling Inventory (Years)	14.4	--	10.4	14.0	24.4	--	38.8
Other:							
Osage..............................	1,252	15%	--	1,113	1,113	15%	2,365
Meramec..........................	588	15%	--	596	596	15%	1,184
Oswego..........................	281	13%	--	310	310	14%	591
Manning..........................	--	--	316	--	316	14%	316
Other Formations.............	--	--	2,084	--	2,084	55%	2,084
Total Other...........	2,121	15%	2,400	2,019	4,419	28%	6,540
Total Gross Locations	4,196		3,895	4,042	7,937		12,133

Note: Does not include additional resource potential or undeveloped locations on ~20,000 net acres recently acquired in the Major County Acquisition.

59

Alta Mesa Spacing Design Consistent with STACK Peers Spacing tests across footprint give confidence in base case    Summary Observations    Base case design reflects over 4,000 locations and is consistent with plans disclosed by our peers Lower risk upside, also in-line with peers, could produce an incremental 1,800 locations Initial 6 spacing test pilots, which are producing, support long-term development plans    Formation Oswego Meramec Osage Woodford Total Wells per DSU        Publicly Disclosed Inventory per DSU Assumptions Peer 1Peer 2Peer 3Peer 4Peer 5Base Case 24 20 16 14 12 4 N/AN/AN/AN/A42 8121212N/A4 ----N/A8 1684-N/A- 24201612414    Source: OK Corporation Commission, public disclosures from investor presentations and    60

Multiple Long Term Density Pattern Tests

Density Patterns Test Horizontal and Vertical Spacing

Spacing Pattern / **Pattern Results**

1,320ft spacing / 2 benches
Section 29 18N 5W



Implies 12 wells per section
Cum 622 MBOE – 780 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 5 Wells
Mean - 5 x 250 MBO

1,500ft spacing / 2 benches
Section 8 17N 5W



Implies 12 wells per section
Cum 663 MBOE – 660 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 3 Wells
Mean - 3 x 250 MBO

1,500ft spacing / 2 benches
Section 28 17N 5W



Implies 12 wells per section
Cum 480 MBOE – 540 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 3 Wells
Mean - 3 x 250 MBO

Spacing Pattern / **Pattern Results**

660ft spacing / 2 benches
Section 31 19N 6W



Implies 24 wells per section
Cum 319 MBOE – 360 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 4 Wells
Mean - 4 X 250 MBO

1,000ft spacing / 3 benches
Section 9 & 10 17N 6W



Implies 18 wells per section
Cum 348 MBOE – 56 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 10 Wells
Mean - 10 X 250 MBO

1,200ft spacing / 2 benches
Section 23 15N 6W



Implies 12 wells per section
Cum 12 MBOE – 19 days



1,000,000
100,000
10,000
1,000
100
1
121
241
361
481
601
Cum BO - 4 Wells

61

One Mile Laterals Optimum for Up-Dip STACK

Alta Mesa and other efficient operators adopt fit-for-purpose solutions

~5,000' laterals used for multi-faceted benefits: drilling, completions, production operations, land and legal

Consideration	Commentary
Spacing	One-mile lateral fits into a single section; two-mile laterals require establishing a "Multi-Unit spacing"
Drilling	Ability to use lower cost water-based muds and reduced time spent drilling helps to reduce drilling risk and control costs associated to high levels of natural fractures
Completions	Less proppant, fluids, and pumping time per well, more simplified design, lower friction while pumping all help to reduce costs of optimized completions
Mineral Owner Relations	Working with mineral owners across one-section (versus two-sections for longer laterals) allows for more seamless and confident development program planning

62

Appendix Midstream

Complete Midstream Operation

Processing, Pipelines, Compression, Other Infrastructure



Cushing ~60 mi.
Garfield
Kingfisher
Canadian
Active Rigs
Existing KFM Plant
Compressor Station
High Pressure Pipeline
Low Pressure Pipeline
Chisholm Pipeline
PEPL Pipeline

Natural Gas Processing	• Current processing capacity of 60 MMCF/D • Second 200 MMCF/D plant under construction • 90 MMCF/D offtake processing
Low Pressure Pipeline	• 223 miles[1] of low-pressure crude and gas gathering lines – Natural gas gathering: 6"-16" pipeline – Crude gathering: 6"-8" pipeline
High Pressure Pipeline	• 98 miles[2] of 4" to 16" rich gas transportation pipeline – Average operating pressure of 1,100 psig and piggable • 4 miles of 16" residue gas pipeline with 230 MMCF/D of capacity to PEPL • 5 miles of 16" residue gas pipeline connecting KFM to OGT in service October 2017 • 4 miles of 6" NGL Y-grade pipeline, with 10,000 BBL/D capacity to Chisolm Pipeline
Compression Facilities	• Field Compression – 3 CAT 3516s at Lincoln South Location (4,140 total horse power) – 3 CAT 3516s at WSOR Location (4,140 total horse power) – 1 CAT 3516, 1 CAT 3306 at Garfield Compressor Site – 1 CAT 3508 at Snowden Compressor Site – 1 CAT 3516 at West Kingfisher Compressor Site – 1 CAT 3508 at Great Divide Compressor Site • Inlet Compression – 6x CAT 3606s (10,650 total horse power) • Residue Compression - 3x CAT 3516s (4,140 total horse power)
Other Infrastructure	• 50,000 BBL crude storage with 6 truck loading LACTS • 3 NGL bullet tanks: 90,000 gallon capacity • 1,200 BBL/D condensate stabilizer
Producer Connections	• 54 central delivery point receipt connections serve 188 units

Note: Represents multiple lines in ditch.
[1] Includes 16 miles under construction
[2] Includes 20 miles under construction

64

Market Access Optionality

	Pipeline	Description	Current Takeaway Capacity	Expansion Projects	Commentary
Natural Gas		• Connected to PEPL – owned and operated by Energy Transfer • PEPL consists of four large diameter pipelines extending approximately 1,300 miles throughout Mid-Continent and other market centers • KFM will connect to OGT Q3 2017 • OGT services local Oklahoma gas demand, but via an expansion will begin to deliver gas to WAHA in Q2 2018	• 100,000/day FT on PEPL for 20 years • 50,000/day FT on OGT, expanding to 125,000/day June 2018 – 25,000 Dth/d for 4 years – 100,000 Dth/d for 10 years	• KFM in discussion with proximate outlet pipelines looking to expand out of the basin	• Gas takeaway is functionally full creating a constrained environment for some producers. KFM's residue position provides flow assurance and better netbacks for KFM producer clients • Residue gas is split connect between PEPL and OGT, and under long term agreements insuring that KFM producer customers can flow out of the basin • Capacity rates are low compared to new rates that will be needed to solidify new capacity out of the basin creating better netbacks for KFM producers dedicated to the system
NGL		• Connected to Chisholm Pipeline - operated by Phillips 66 • Delivers NGLs to Conway	• Currently under a 3 year contract extendable for 2 1-year terms with shipper history	• Opportunity to tie into other NGL pipelines in the area • Volumes could warrant expansion or new build to Mt. Belvieu	• Connected to P66's Chisolm Y-grade pipeline that takes Y-grade to Conway, KS for fractionation • Multiple NGL lines within 7 miles of plant to further diversify Y-Grade options when needed • KFM Y-grade optionality will allow producers to capture netback uplift between Conway, KS and Mt Belvieu • Operational capacity of ~41,000 Bbls/d on existing Chisholm line
Crude		• Crude gathered to a central delivery point at the plant site • Six truck bays for LACT loading and unloading • Multiple pipeline connection options	• Not currently committed	• Long haul pipeline opportunities to Cushing and other demand sources in the area	• Crude system is focused around keeping Alta Mesa barrels and future third party barrels clean to market, producing better netbacks • Proximity to Cushing provides market optionality between in-state and the Gulf Coast refineries. • No long terms commitments provide KFM the option to build out long-haul crude pipelines enhancing drop down inventory

65

Premier Integration Story Drives Midstream Value Uplift

($ in millions unless otherwise noted)

AMR Growth Drives Midstream Value Creation



Production Profile (Mboe/d)
82 %
21
39
69
2017E
2018E
2019E



Forecast Total Wells by Year
120
207
239
2017E
2018E
2019E
Avg. Rigs
6 1
10
11



Breakeven Oil Price2
>2.0x
$ 24.40
$ 51.56
Updip Oil STACK
Current WTI ($/Bbl)

KFM's Scale Will Drive MLP Growth Story



EBITDA
175 %
$ 42
$ 184
$ 318
2017E
2018E
2019E

- ✓ Long-Term Growth
- ✓ 175% 3 year EBITDA CAGR
- ✓ Organic Growth
- ✓ Third Party Volumes
- ✓ Self-funding 2H2018+

KFM's Near-Term EBITDA Would be Sufficient to Provide Visible MLP Growth



Illustrative MLP EBITDA Forecast3,4
$ 50
$ 86
$ 318
2018E
2019E
2019E
KFM (8/8ths)

- ✓ 20% long-term DPU growth target
- ✓ Flexible Organic and Drop Down Growth
- ✓ No Immediate Follow-On Equity Needs

[1] Average 2017 YTD rigs.

[2] Based on 15% IRR hurdle. Assumes gas price deck of 2017: $3.10/mcf; 2018: $2.99/mcf; 2019: $2.83/mcf. AMR breakeven price <$30/BBL estimated based on 651 MBOE mean type curve.

[3] The information relating to the expected IPO, as well as the illustrative EBITDA and other financial information of the MLP, is forward-looking information. There can be no assurance as to the timing, size or completion of any IPO or the timing of any future drop-down transactions, and we may not be able to complete the IPO or subsequent drop-down transactions on the terms presented herein or at all. Actual results may differ materially due to a number of factors, including, but not limited to, market conditions, the clearance by the relevant regulators of any filings related to the IPO and the other risks related to Alta Mesa's and Kingfisher's business described in Silver Run's preliminary proxy statement filed with the SEC on September 25, 2017. See "Forward-Looking Statements" on page 2 of this presentation.

[4] Illustrative MLP EBITDA forecast assumes 27% of KFM contributed to MLP at IPO and NTM forecast period based on 2018E EBITDA of $184 million. Assumes 20% LP DPU CAGR through 2019.

66

Appendix    Financial Performance / Outlook

2017 Capital Budget and Hedge Position

Commentary

Alta Mesa

- Alta Mesa's 2017 net capital budget is estimated to be $349MM
- Alta Mesa estimates that ~$107MM of the FY 2017 capital budget will be funded by Bayou City per the JV agreement
- Alta Mesa's total 2017 capital budget is estimated to be $457MM, including the Bayou City Energy JV
- FY 2017 acquisition (including leaseholds) capex spending expected to total $89MM, or ~19% of the total deployed budget (including Bayou City Energy JV)
- Expect 10-Rig program in the STACK by YE18
- Continue growth and efficiency gains in the STACK while maintaining conservative Leverage Ratio

Kingfisher Midstream

- KFM's 2017 net capital budget is estimated to be $125MM
- Growth capital categorized through processing, pipeline, high / low pressure well connects, compression lease principal payments and compression lease interest expense items

2017E Budget by Quarter ($MM) – Ex. Acquisitions[1]



19%
26%
55%
Upstream
Midstream
Acquisition (Including Leasehold)
$60
$17
$43
$94
$20
$74
$79
$18
$61
$152
$70
$83
Q1 2017
Q2 2017
Q3 2017
Q4 2017
Alta Mesa
KFM

Oil Hedged (BBL/D) – as of 9/25/17



11,307
10,000
4,400
Sept-Dec '17
2018
2019

	Sept-Dec '17	2018	2019
Average Floor Price ($/BBL)	$49.90	$51.37	$50.00

Gas Hedges (MCF/D) – as of 9/25/17



30,527
16,233
Oct-Dec '17
2018

	Oct-Dec '17	2018
Average Floor Price ($/BBL)	$3.20	$4.43

Disciplined management protects future revenues and preserves asset value by hedging large percentage of proved-developed and prompt-year production. Currently hedge WTI (oil), Henry Hub (gas), Conway (propane), and Mid-Con gas basis.

[1] Does not include Bayou City Energy JV.

68

KFM Financial Overview Detailed Capital Expenditures by Phase    Existing Infrastructure ($MM)    2017E 2018E2019E Processing$30$130$79 Pipeline & Well Connects535227 Compression Principal Payments01425 Compression Lease Interest Expense059 Total$84$202$139    Expansion ($MM)2017E2018E2019E Processing$5$81$0 Pipeline & Well Connects367517 Compression Principal Payments01013 Compression Lease Interest Expense044 Total$41$171$35 69

Implied Valuation at Various Prices

Share Price	$10.00	$11.50	$14.00	$16.00	$18.00	$20.00
Equity Ownership (Million Shares)						
Legacy Silver Run II Owners[1]	103.500	103.500	109.661	113.203	115.958	115.958
Riverstone[2,3]	85.875	85.875	92.149	95.756	98.562	98.562
KFM Owners[4]	55.000	55.000	62.143	68.393	68.393	68.393
Legacy Alta Mesa Owners[5]	144.271	144.271	154.986	164.361	178.249	190.749
Total Shares Outstanding	388.646	388.646	418.938	441.713	461.163	473.663
Equity Ownership (%)						
Legacy Silver Run II Owners[1]	27%	27%	26%	26%	25%	24%
Riverstone[2,3]	22	22	22	22	21	21
KFM Owners[4]	14	14	15	15	15	14
Legacy Alta Mesa Owners[5]	37	37	37	37	39	40
Equity Ownership	100%	100%	100%	100%	100%	100%
Equity Ownership ($MM)						
Legacy Silver Run II Owners[1]	$1,035	$1,190	$1,535	$1,811	$2,087	$2,319
Riverstone[2,3]	859	988	1,290	1,532	1,774	1,971
KFM Owners[4]	550	633	870	1,094	1,231	1,368
Legacy Alta Mesa Owners[5]	1,443	1,659	2,170	2,630	3,208	3,815
Total Equity Value ($MM)	$3,886	$4,469	$5,865	$7,067	$8,301	$9,473

[1] Includes 103.5 million shares issued in the Silver Run II March 2017 Initial Public Offering and 34.5 million warrants with an $11.50 strike price and $18.00 redemption price.
[2] Includes 25.875 million shares and 15.1 million warrants with an $11.50 strike price acquired as part of the Silver Run II March 2017 Initial Public Offering and 60 million common shares and 20.0 million warrants with an $11.50 strike price acquired through Riverstone's cash investment at the closing of the business combination.
[3] Warrants held by Riverstone are not subject to a redemption at $18.00 per share; however, they are assumed to be exercised on a cashless basis at $18.00 per share.
[4] Includes earnout incentive shares vesting according to the following schedule: $100 million at $14.00 per share and $100 million at $16.00 per share.
[5] Includes earnout incentive shares vesting according to the following schedule: $150 million at $14.00 per share, $150 million at $16.00 per share, $250 million at $18.00 per share, and $250 million at $20.00 per share.

70

Alta Mesa Summary STACK Pro Forma Financials

($ in millions, unless specified)	Six Months Ended June 30, 2017	Years Ended December 31, 2016	2015	2014
Production				
Oil (MBBLS)	1,845.0	3,057.2	2,006.1	1,071.6
Natural Gas (MMCF)	7,004.0	9,110.2	4,272.6	2,083.0
NGLs (MBBLS)	589.0	901.0	499.4	315.6
Total Production (MBOE)	3,601.3	5,476.6	3,217.6	1,734.4
Daily Production (BOE/D)	19,896.9	15,004.3	8,815.3	4,751.7
Statement of Operations				
Revenue	$123.2	$166.4	$133.6	$117.3
Operating Expenses (Cash Items)	$35.6	51.6	34.7	24.6
Exploration Costs (Cash Item)	$8.2	17.2	9.8	11.8
Operating Expenses (Non-Cash)	$40.4	63.3	80.3	29.4
General and Administrative[1]	$18.0	40.5	37.9	68.4
Interest Expense[1]	$25.2	43.4	62.5	55.8
Other Financial Data				
Adjusted EBITDAX[2]	$70.1	$74.3	$61.0	$24.3
% Margin[2]	56.9%	44.7%	45.7%	20.7%

Note: This historical pro forma financial information is unaudited and gives effect to (i) the expected disposition of Alta Mesa's non -STACK assets and operations prior to the closing of the business combination as if such transaction occurred on January 1, 2014 and (ii) the contribution to Alta Mesa of interests in 24 producing wells that were drilled under the BCE joint development agreement and purchased by High Mesa from BCE on December 31, 2016, as if such transaction occurred on January 1, 2016.

[1] General and administrative expense and interest expense for the total company.

[2] Adjusted EBITDAX is a Non-GAAP financial measure. See reconciliation to the nearest comparable GAAP measure in the appendix to this presentation.

71

Reconciliation of Adjusted EBITDAX to Net Income        Six Months Ended Years Ended December 31, ($ in millions, unless specified)June 30, 2017201620152014 Net Income (Loss)($3.7)($49.6)($91.6)($72.7) Adjustments: Interest expense25.243.462.555.8 Exploration expense8.217.29.811.8 Depreciation, depletion and amortization expense39.162.661.329.1 Impairment expense1.20.418.80.0 Accretion expense0.10.30.20.3 Adjusted EBITDAX1$70.1$74.3$61.0$24.3    Note: This historical pro forma financial information is unaudited and gives effect to (i) the expected disposition of Alta Mesa’s non -STACK assets and operations prior to the closing of the business combination as if such transaction occurred on January 1, 2014 and (ii) the contribution to Alta Mesa of interests in 24 producing wells that were drilled under the BCE joint development agreement and purchased by High Mesa from BCE on December 31, 2016, as if such transaction occurred on January 1, 2016. 1 Does not include non-cash items—provision for income taxes, loss on extinguishment of debt, unrealized loss (gain) on oil and gas hedges and (gain)/loss on sale of assets.72

Alta Mesa's Conservative Approach

	Assumption	Commentary
Upstream Production / Type Curve	Gen 2.0 ~650 MBOE type curve vs. Gen 2.5 ~700 MBOE type curve	• Projections based on Gen 2.0 type curve • Gen 2.5 drill & complete AFE costs assumed in forecasts • Plans to test "Gen 3.0" reduced stage spacing in 2018
Upstream Production / Rig Ramp	7 rigs in 2017 11 rigs in 2018 12 rigs in 2019	• YTD average of 6 rigs • Organization readily scalable for 10-rig program • Third frac spread and fourth frac spread added in Q3 2017
Upstream Operating Expense	$4.22[1] / BOE	• LOE per BOE comparable to peers despite oiler production mix and much currently lower total production • Fixed costs associated with substantial infrastructure and multi-well pads create leverage to further reduce LOE • Accounting for SWD credits, LOE is $2.02 / BOE
Rig Count Supporting Current Midstream System	16.5 rigs in 2017 23.5 rigs in 2018 24.5 rigs in 2019	• Currently contracted to 5 third party customers, forecast is for an increase of only 3 additional third party rigs over 2017 exit levels • STACK inventory is highly competitive in each company's portfolio and should demand further rig growth
Rig Count Supporting Expanded Midstream System	22.5 rigs in 2017 32.5 rigs in 2018 33.5 rigs in 2019	• There is a large amount of rig activity in Major and Blaine counties with a severely underserved G&P market • PE companies will be looking for growth / exits and will need takeaway that only KFM can provide

[1] Excludes nonrecurring expenses. Represents NE Kingfisher Hz only.

73

NAV Model Assumptions

Area	Operated: Osage	Operated: Meramec	Operated: Oswego	Other: DrillCo
Pricing & Discount Assumptions				
Gas Differential *(% of HH)*	95%	95%	95%	95%
Oil Differential *(% of WTI)*	94%	94%	94%	94%
NGL Realization *(% of WTI)*	45%	45%	45%	45%
Drilling Assumptions				
Number of Drilling Locations	2,388	1,264	484	60
Working Interest - Operated *(%)*	72%	74%	75%	57%
Working Interest - Other *(%)*	15%	15%	13%	--
NRI - Operated *(%)*	60%	61%	62%	47%
NRI - Other *(%)*	12%	12%	11%	--
Fixed Operating Cost *($k/well/month)*	$9.7	$9.7	$9.7	$9.7
Variable LOE *($ / bbl of oil)*	$2.23	$2.23	$2.23	$2.23
Gas Marketing & Transportation *($ / mcf of gas) - Until 2021*	$0.35	$0.35	$0.35	$0.35
Gas Marketing & Transportation *($ / mcf of gas) - Thereafter*	$0.35	$0.35	$0.35	$0.35
Initial Production Tax - Oil *(%)*	2.1%	2.1%	2.1%	2.1%
Initial Production Tax - Gas/NGLs *(%)*	2.1%	2.1%	2.1%	2.1%
Severance Holiday *(months)*	36	36	36	36
Production Tax - Oil *(%)*	7.1%	7.1%	7.1%	7.1%
Production Tax - Gas/NGLs *(%)*	7.1%	7.1%	7.1%	7.1%
Ad Valorem Tax *(%)*	0.0%	0.0%	0.0%	0.0%
Drilling & Completion Cost *($mm)* [1]	$3.5	$3.5	$2.5	$0.3
EUR Assumption				
Gross EUR				
Gross Sales Gas EUR (MMcf)	1,571	1,425	168	1,571
Gross NGL EUR (Mbbl)	141	128	15	141
Gross Oil EUR (Mbbl)	250	249	200	250
Total Gross EUR (Mboe)	652	615	243	652
Type Curve Assumptions				
Oil				
IP, 24-hr (Bbl/d)	200	170	320	200
Duration of Incline (Months)	2	2	--	2
Peak Rate (Bbl/d)	350	500	320	350
B Factor	1.20	1.20	1.20	1.20
Di-Continuous (Nominal) Decline (%)	73%	80%	72%	73%
Terminal Decline (%)	7%	7%	7%	7%
Natural Gas				
IP, Unshrunk, 24-hr (Mcf/d)	500	296	320	500
Duration of Incline (Months)	4	2	--	4
Peak Rate (Mcf/d)	900	1,250	320	900
B Factor	1.50	1.50	1.20	1.50
1-Di-Continuous (Nominal) Decline (%)	41%	56%	72%	41%
Terminal Decline (%)	5%	5%	7%	5%
NGL Yield (bbls/MMcf)	75	75	75	75
% Gas Shrink	15.9%	16.1%	15.9%	15.9%

DrillCo includes all Osage Wells

Note: Assumes 4,800 lateral length for all type curves.
[1] D&C shown including PAD D&C facilities costs.

74

Substantial Resources

Volumes and PV-10 Value for 4,196 Primary Gross Identified Locations Only

PV-10 at Research Consensus


Osage
$3,541
$6,059MM
Meramec
$1,714
PDP
$484
Oswego
$231
DrillCo
$90

PV-10 at NYMEX[1]


Osage
$2,782
$4,778MM
Meramec
$1,351
PDP
$414
Oswego
$165
DrillCo
$67

PV-10 at $70/$3.50


Osage
$4,945
$8,493MM
Meramec
$2,412
PDP
$641
Oswego
$354
DrillCo
$141

PV-10 at Research Consensus including Downspacing[2]


Meramec
$1,714
Oswego
$231
DrillCo
$90
Low Risk
Downspacing
$1,651
Osage
$3,541
$9,492MM
Additional
Downspacing
$1,782
PDP
$484

Identified Locations by Commodity


NGL
21%
Oil
41%
4,196
Gross
Locations
Gas
38%

Base PV-10 by Operated at Research Consensus


Operated
95%
4,196
Gross
Locations
DrillCo
2%
Other
3%

Note: PV-10 figures are pre-tax, pre-G&A, pre-Net Debt, do not include the impact of hedges, and exclude $64mm Pipeline and facilities capital expenditures (PV-10). PV-10 figures as of 7/1/2017. Reflects Generation 2.0 Type Curve. Assumes Broker Consensus Price Deck (2017: $51.16/bbl / $3.16/mcf; 2018: $54.90/bbl / $3.14/mcf; 2019: $58.00/bbl / $3.05/mcf and held flat thereafter), unless otherwise noted. Does not include additional resource potential or undeveloped locations on ~20,000 net acres recently acquired in the Major County Acquisition. Adjusted for transportation costs paid to KFM. Excludes $1.25 / bbl oil transportation costs.

[1] NYMEX strip pricing as of 9/8/2017 close until 2021 and held flat thereafter. For 4,196 Primary Identified locations (for all but bottom left output that includes downspacing).

[2] Low Risk downspacing of Osage to 11 WPS (966 locations), Meramec to 5 WPS (318 locations), and Oswego to 4 WPS (516 locations). Additional downspacing of Osage to 15 WPS (1,288 locations) and Meramec to 8 WPS (954 locations).

75